Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of United Homes Group, Inc. for the registration of Class A Common Shares, Warrants and Senior Convertible Promissory Notes, of our report dated March 15, 2024, with respect to the consolidated financial statements of United Homes Group, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ Forvis Mazars, LLP

Tysons, Virginia

June 20, 2024